EXHIBIT 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
August 3, 2005

CONTACT:
Sam Reinkensmeyer Chief Financial Officer CNS, Inc. (952) 229-1500 sreinkensmeyer@cns.com Nasdaq Symbol: CNXS	Shawn Brumbaugh/Marian Briggs Padilla Speer Beardsley Inc. (612) 455-1700 sbrumbaugh@psbpr.com mbriggs@psbpr.com

CNS, Inc. Reports Strong Fiscal 2006 First-Quarter Results

  First-quarter sales of $23.5 million, up 42% versus the prior year, driven by strong growth of Breathe Right® and FiberChoice® brands
  First quarter fully diluted earnings per share of $0.27, up 134% versus prior year and ahead of consensus estimates
  Company increases estimates for fiscal 2006 sales and earnings per share

        MINNEAPOLIS, August 3 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for its fiscal 2006 first-quarter ended June 30, 2005.

        Net sales for the first quarter were $23.5 million, an increase of 42 percent compared to $16.5 million in the prior-year period. Net income for the first quarter grew 142 percent to $4.0 million, or $0.27 per fully diluted share, versus net income of $1.7 million, or $0.11 per fully diluted share, in the first quarter of fiscal 2005.

        “We are pleased to be off to a strong start in fiscal 2006. First-quarter sales and profits exceeded our expectations with strong performances by Breathe Right nasal strips both in the U.S. and internationally, as well as the FiberChoice® brand,” said Marti Morfitt, CNS’ president and CEO. “Our results benefited from the effectiveness of important initiatives begun in the previous year, such as market testing designed to drive household penetration growth of Breathe Right nasal strips, new product development to expand the FiberChoice line and lower distributor inventories in Japan.”

        During fiscal 2006, CNS continues to focus on a number of key initiatives including:

  Growing nasal strips with tested, proven marketing tactics;
  Expanding FiberChoice sales, with geographical expansion of proven advertising and introducing two new FiberChoice items with strong marketing support;

  Conducting market testing designed to create a robust pipeline of growth tactics for Breathe Right nasal strips, both domestically and internationally; and
  Building a pipeline of potential new products for both the Breathe Right and FiberChoice brands.

        The gross margin rate for the 2006 first quarter was 70 percent, up 3 percentage points from the prior-year period’s gross margin rate, primarily due to lower product cost and greater efficiencies. Advertising and promotion expense for the 2006 first quarter of $6.3 million increased 23 percent compared to a year ago, partly due to increased FiberChoice advertising.

        CNS generated $5.7 million in cash from operations during its first quarter ended June 30, 2005 and ended the period with $60.0 million in cash and marketable securities. During the first quarter, CNS repurchased 315,000 shares of its common stock for $6.3 million.

        Yesterday, the company announced a quarterly dividend of $0.06 per share, payable on September 9, 2005 to shareholders of record as of August 26, 2005 and the expansion of its authorized share repurchase program by 1 million common shares.

First-Quarter Product Results

        Domestic Breathe Right sales in the 2006 first quarter grew 22 percent to $14.7 million, compared to prior-year sales of $12.0 million. Domestic nasal strips continued to benefit from strong consumer demand caused by last year’s relaunch of clear strips, including a new advertising message.

        International sales of Breathe Right products in the 2006 first quarter totaled $3.6 million, up 86 percent versus year-ago sales of $1.9 million. Sales growth resulted from continued strong shipments to Canada and Europe, as well as normal shipments to Japan, where the company recorded no revenues during the first half of fiscal 2005 due to high inventory levels in that market.

        Sales of FiberChoice chewable fiber tablets grew 107 percent to $5.2 million in the first quarter versus $2.5 million in the prior-year period. Sales growth resulted from strengthening consumer demand for the existing orange flavored tablets as well as initial pipeline shipments of the two new FiberChoice items launched February 2005.

        “We are very pleased to report strong revenue gains in each of our product lines,” said Morfitt. “We had strong core business growth, new product volume and a return to Breathe Right international sales growth, with strong shipments to all markets, including Japan.”

Expansion of Nasal Strip Supply Agreement

        CNS is pleased to announce an expansion of its production and supply agreement for nasal strips with WEBTEC Converting, LLC. WEBTEC has supplied nasal strips to the company since 1999, and has demonstrated its commitment to quality manufacturing and growth of the Breathe Right nasal strip business during this time. This expanded agreement makes WEBTEC the sole supplier of Breathe Right nasal strips, which will contribute to long-term improvements in product cost and customer service flexibility.

Company Raises Outlook for Fiscal 2006

        With one quarter completed, CNS is raising its estimates for fiscal 2006 sales and earnings per share. For the 2006 fiscal year ending March 31, 2006, CNS anticipates that sales will be between $106 million and $112 million, up 13 percent to 19 percent versus the 2005 fiscal year. Sales growth in the first half of fiscal 2006 is expected to be in the range of 25 percent to 30 percent, as the company benefits from the launch of the two new FiberChoice products, strong consumer demand trends for domestic nasal strips and the resumption of a normal shipping pattern to Japan. Growth in the second half of fiscal 2006 is expected to moderate to between 5 percent and 12 percent, as results compare against the high sales volumes resulting from the domestic Breathe Right clear strips relaunch during the third and fourth quarters of fiscal 2005.

        CNS anticipates fully diluted earnings per share for fiscal 2006 to be in the range of $1.00 to $1.10. This estimated range represents 14 percent to 25 percent growth, excluding the $0.05 earnings per share benefit of the one-time duty refund recorded in fiscal 2005. Earnings per share growth is expected to be concentrated in the first half of the fiscal year, based on estimated phasing of revenue growth.

Conference Call Webcast

        A conference call to review the first-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the first-quarter conference call may also be accessed by dialing toll-free 1-800-405-2236, conference call ID 1103494, between 6 p.m. CT on Wednesday, August 3, and 6 p.m. CT on Wednesday, August 10.

About CNS, Inc.
CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2005. This news release contains forward-looking statements, which involve risks and uncertainties.

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,

	2005	2004

Net sales	$23,539	$16,531
Cost of goods sold	6,968	5,394

Gross profit	16,571	11,137

Operating expenses:
Advertising and promotion	6,326	5,148
Selling, general and administrative	4,340	3,578

Total operating expenses	10,666	8,726

Operating income (loss)	5,905	2,411
Investment income	321	214

Income (loss) before income taxes	6,226	2,625
Income tax expense	2,181	952

Net income (loss)	$4,045	$1,673

Diluted net income (loss) per share	$.27	$.11

Weighted average number of common and
assumed conversion shares outstanding	15,079	14,570

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except per share amounts)

	June 30, 2005	March 31, 2005

Current assets:
Cash and marketable securities	$59,966	$60,750
Accounts receivable, net	11,256	15,030
Inventories	6,181	4,531
Other current assets	2,792	3,403

Total current assets	80,195	83,714
Long-term assets	3,305	3,501

Total assets	$83,500	$87,215

Current liabilities	14,731	16,064
Stockholders’ equity	68,769	71,151

Total liabilities and stockholders’ equity	$83,500	$87,215

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